Exhibit 6.36.1

Serial#: Prepared by: | Seller's Counter to the Real Estate Contract Page 1 of 2 Copyright 2021 Arkansas REALTORS ® Association FORM SERIAL NUMBER: The Real Estate Contract (Form Serial Number ), dated (month) March (day) 29 , (year) 2021 , between Buyer, Arrived Holdings, Inc. , and Seller, , covering the real property known as 994 S Splash Dr, Fayetteville, AR 72701 - 2019, Washington County (the "Property"), is not accepted in its present form; therefore, the following counter offer is hereby submitted: The purchase price shall be $215,000. The appraisal contingency is hereby removed from this contract. OTHER TERMS: All other terms as provided in the initial Real Estate Contract are incorporated herein by reference and shall remain exactly as set forth therein, solely except those amended above. RIGHT TO ACCEPT OTHER OFFERS: Seller reserves the right to accept any other offer prior to actual receipt by Listing Firm of an executed and accepted copy of this Seller's Counter to the Real Estate Contract. COUNTERPARTS: This Seller's Counter Offer to the Real Estate Contract may be executed in multiple counterparts each of which shall be regarded as an original hereof but all of which together shall constitute one in the same. Electronic signatures shall be deemed original signatures and shall be binding upon the parties. Page 1 of 2